Exhibit 10.42

Conditional Agreement Not To Exercise Stock Options
Under Stock Option Agreement Dated January 20, 1999
Pursuant to Non-Qualified Stock Option and Stock
Grant Plan As Amended and Restated March 17, 2003

This Amended and Restated Agreement is made effective as of March 17, 2003 by and between U.S.
Gold Corporation (the "Corporation") and
William F. Pass ("Option Holder").

WHEREAS, Option Holder and Corporation entered into that certain Stock Option Agreement dated January
20, 1999 (the "SOA") under Corporation's
Non-Qualified Stock Option and Stock Grant Plan
(the "Plan") covering an aggregate of 295,000 shares of Common Stock of Corporation at an exercise price of $0.16 per share and with expiration date thereunder of January 21, 2004, and

WHEREAS, Corporation had previously reserved sufficient numbers of shares of authorized but unissued Common Stock of the Corporation under the Plan to provide for the exercise of the shares of Common Stock under the SOA as well as other outstanding stock option agreements, and

WHEREAS, Corporation required funding critical to its operations and for the near-term protection of its assets and therefore negotiated for the sale and has closed certain private transactions with third parties (the "Purchasers") covering the sale of Common Stock of the Corporation, and

WHEREAS, in order for the Corporation to have sufficient numbers of authorized and unissued shares of Common Stock not otherwise reserved for use under the Plan to sell to such Purchasers, the Option Holder agreed to temporarily and conditionally forgo the right to exercise a portion of the options to purchase Common Stock under his SOA in consideration for the commitments and representations of the Corporation contained herein, in order that the Corporation could remove those number of shares of Common Stock from the classification of "reserved shares" under the Plan and for the Corporation to then be able to sell such number of shares of Common Stock to Purchasers, all as subject to the terms of this Agreement.

WHEREAS, the Corporation and Option Holder entered into Agreement effective December 6, 2002 which agreement was amended to increase the number of shares covered thereunder effective January 16, 2003, entitled Conditional Agreement Not To
Exercise Stock Options Under Stock Option
Agreement Dated January 20, 1999 Pursuant to Non-
Qualified Stock Option and Stock Grant Plan (the
"Amended Agreement"), and

WHEREAS, the Amended Agreement included the obligation of the Corporation under Section B.2.
providing that if ..."the Corporation is unable to reserve sufficient numbers of authorized but unissued shares of Common Stock under the Plan for all outstanding stock option agreements including the SOA to the Option Holder, then the Corporation commits to otherwise keep the Option Holder whole in terms the intrinsic economic value of in-the-money stock option shares subject to the limitation on exercise contained in this Agreement as that number may be reduced from time to time by additional reserved shares being replaced thereby making a portion of the option shares under the SOA exercisable," which obligations of the Corporation the Corporation and the Option Holder wish to retroactively remove from both the December 6, 2002 agreement and the January 20, 2003 Amended
Agreement,

NOW THEREFORE the Corporation and Option Holder agree and reaffirm as follows:

A. Option Holder commits and agrees to Corporation as follows:

1.  Option Holder agrees not to exercise an
aggregate of 278,600 shares of Common Stock under his SOA until and unless the Corporation reserves sufficient number of shares of Common Stock from its authorized but unissued numbers of shares of Common Stock, in whole or in part, to allow such exercise by Option Holder of the full number or any lesser number of shares of Common Stock, if the Corporation is able to reserve some but not all of the required by and subject to such SOA.

2. This agreement in no way limits the ability of Option Holder to exercise any or all of his option shares under his SOA which are currently or in the future become covered by reserved numbers of shares of Common Stock of the Corporation under the Plan and under the SOA.

3.  In consideration for the agreement of Option
Holder hereunder, the Corporation agrees and commits to Option Holder that the Corporation will use its best efforts to make available and to reserve sufficient numbers of authorized but unissued shares of Common Stock of the Corporation under the Plan to allow exercise of all shares of Common Stock subject to outstanding stock option agreements including the SOA with Option Holder.
This includes, but is not limited to, the approval by the shareholders of the Corporation of any increase to the authorized number of Common Stock equity of the Corporation as well as the acquisition of treasury shares by the Corporation which could otherwise be used for reservation of Common Stock under the Plan and the SOA.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of March 17, 2003.

Option Holder:

/s/ William F. Pass
William F. Pass

Corporation:

/s/John W. Goth
 John W. Goth, Director and Member of Compensation
Committee